Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (No. 333-279147) of SuperCom Ltd. (the “Company”) of our report dated April 22, 2024 relating to the Company’s consolidated financial statements, which appear in the Company’s Annual Report on Form 20-F/A, Amendment No. 1 (the “20-F/A”) for the year ended December 31, 2023, except for the consolidated statements of operation and comprehensive loss, changes in stockholders’ equity, and cash flows for the year ended December 31, 2021, and the related notes for the year ended December 31, 2021, which appear in the 20-F/A, as to which the date of our report is August 14, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Yarel + Partners
Yarel + Partners
Certified Public Accountants (Isr.)

Tel Aviv, Israel
September 11, 2024